EXHIBIT 99.1

First Cash Reports 35% Increase in First Quarter Net Income and EPS

Total Revenues Increase 62% as Same-Store Revenues Increase 11%; Marks 25th Consecutive Quarter of Double-Digit Earnings Growth

ARLINGTON, Texas, April 18, 2007 (PRIME NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record revenues, net income and earnings per share for the three months ended March 31, 2007. This marked First Cash's 25th consecutive quarter, covering over a six-year period, of double-digit growth in earnings per share.

 Earnings
 --------

   * Diluted earnings per share for the first quarter of 2007 were
     $0.31, a 35% increase compared to diluted earnings per share of
     $0.23 in the first quarter of 2006.

   * Diluted earnings per share for the trailing twelve months ended
     March 31, 2007 were $1.05, an increase of 30% over $0.81 for the trailing twelve months ended March 31, 2006.

   * Net income for the first quarter of 2007 was $10.3 million, a
     35% increase over first quarter 2006 net income of $7.6 million.

 Revenues
 --------

   * Consolidated revenues for the first quarter of 2007 increased by
     62%, totaling $90 million compared to $56 million in the
     comparative 2006 period.

   * Same-store revenues increased 11% for the first quarter of 2007 over the comparable prior-year period.

   * Total pawn revenues, which include service charges and
     merchandise sales, increased by 18% for the first quarter of 2007 compared to the prior year period, as domestic pawn revenues grew by 13% and Mexico pawn revenues grew by 26%.

   * Cash advance service charge revenues in the first quarter increased by 21% over the prior year period, as a result of both same-store revenue growth and new store openings.

   * For the first quarter of 2007, the Company recorded revenues of
     $24 million from Auto Master, a buy-here/pay-here automotive retailer acquired in August 2006. Auto Master's unaudited
     pre-acquisition revenues totaled $15 million for the first quarter of 2006.

 New Locations
 -------------

   * A total of 23 new retail locations were opened during the first quarter of 2007. The openings were a combination of cash advance stores, pawn stores and Auto Master buy-here/pay-here
     dealerships.

   * The overall store and dealership count totaled 429 units as of
     March 31, 2007, a 23% increase over the 348 units open at March
     31, 2006. During the quarter, the Company closed one pawn store and one Cash & Go, Ltd. kiosk and consolidated the outstanding loan balances into nearby locations.

 Operating Metrics
 -----------------

   * Earnings before interest, taxes, depreciation and amortization
     (EBITDA) for the trailing twelve months ended March 31, 2007 totaled $63 million, an increase of 32% over the comparative prior-year period. The EBITDA margin for the trailing twelve months ended March 31, 2007 was 21%. A detailed reconciliation of this non-GAAP financial measure to net income is provided
     elsewhere in this release.

   * The Company's return on stockholders' equity increased to 19.2%
     for the trailing twelve months ended March 31, 2007, compared to
     16.9% for the comparable prior-year period.

   * Domestic pawn balances totaled $19.6 million at March 31, 2007, an increase of 20% over the prior year, while pawn balances in
     Mexico totaled $14.4 million, an increase of 39% over the prior year. Total cash advance and third-party credit services loans outstanding totaled $15.9 million at March 31, 2007 an increase of 30% compared to the prior year.

   * The gross margin on retail pawn merchandise sales for the first quarter of 2007 was 44%, compared to 43% recorded in the prior year. The gross margin on wholesale scrap jewelry sales in the first quarter of 2007 was 33%, compared to the prior year margin of 32%.

   * The cash advance credit loss provision for the first quarter of
     2007 was 15% of fees, an increase over the 2006 first quarter which benefited from the sale of a large portfolio of charged-off bad debts. Bad debt sales were $1.1 million in the prior year quarter, compared to bad debt sales of only $338,000 in the first quarter of 2007. The Company considers the 2007 credit loss provision to be within the normal seasonal expectations,
     especially considering the increased mix of new cash advance stores, which typically experience higher credit losses, as compared to prior years.

   * Gross margins on retail automotive sales of Auto Master were 58%
     during the first quarter of 2007, while the margin net of the credit loss provision was 28%. The first quarter credit loss provision, at 30% of retail sales, reflected the effect of higher loss provision accruals for the four new dealerships opened since
     November 2006.

 Financial Position & Liquidity
 ------------------------------

   * During the first quarter of 2007, First Cash utilized operating cash flows to fund $5 million in capital expenditures, related primarily to new store openings.

   * The Company reduced its outstanding interest-bearing debt by $4 million during the first quarter of 2007. At March 31, 2007, interest-bearing debt was $14 million, compared to $41 million at
     September 30, 2006, following the acquisition of Auto Master.

   * The ratio of total assets to total liabilities at March 31, 2007 was 6 to 1; the current ratio was 5 to 1.

 2007 Outlook
 ------------

   * The Company is maintaining its current earnings per share guidance for 2007 at an estimated range of $1.25 to $1.30 per share. This represents an increase of 29% to 34% over 2006 diluted earnings per share.

   * For fiscal 2007, the Company continues to project the opening of
     75 to 80 pawn and cash advance locations and 3 to 5 new Auto
     Master dealerships. In total, the Company projects 78 to 85 combined new unit openings for 2007, an increase of 19% to 21%
     over the fiscal 2006 count.

Commentary & Analysis

The Company's Vice Chairman and Chief Executive Officer, Mr. Rick Wessel, commented on the 2007 first quarter results, "We are extremely pleased with our strong start this year, both in revenues and in loan balances. This growth reflects not only the increasing demand for our products and services, but also the continued execution of our long-term strategy for opening new locations in high-potential markets."

Customer demand for the Company's pawn and cash advance loan products was especially strong in the first quarter, as evidenced by strong loan growth in both the U.S. and Mexico. The Auto Master division experienced significant demand during the quarter as well. While much media attention has been focused on credit-quality issues in the sub-prime mortgage industry, there was little, if any, such effect on first quarter credit losses in the Company's cash advance and automotive finance receivables.

First quarter revenues and profitability were also boosted by the continued rapid maturing of stores opened over the past three to four years. As of March 31, approximately 45% of the Company's locations were less than three years old. The Company remains committed to its successful long-term store expansion strategy in the U.S. and Mexico, where it has further accelerated the opening of pawn and cash advance stores. A third growth platform has been added with Auto Master.

The Company's store openings and loan growth continue to be funded by operating cash flows generated primarily from the Company's base of high performing mature stores. Since September 30, 2006, when the Company completed the Auto Master acquisition, the outstanding interest-bearing debt has been reduced by $27 million.

In summarizing the Company's outlook for 2007 and beyond, Mr. Wessel commented, "We are extremely confident in our ability to sustain both significant short- and long-term earnings growth. Overall consumer demand for our specialty finance and related retail products remains strong and continues to increase. First Cash continues to capitalize on the opportunities it has identified and developed with multiple high-margin products in varying geographic markets. The Company's track record as an innovator and market leader is unmatched, as is its ability to deliver consistent, long-term value for its shareholders."

On a more personal note, the Company regrets the passing of Mr. Joe Love, who served as an independent director of First Cash for over 15 years. Mr. Rick Powell, Chairman of the Board, stated, "Joe Love was a valued member of the First Cash Board of Directors, and we are deeply saddened by his death. We will dearly miss Joe, his wisdom, decency and leadership, on a personal level and from a business perspective. Our deepest thoughts and sympathies are with the members of his family and his many friends."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, store and dealership openings, future liquidity, cash flows, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting cash advance businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are further and more completely described in the Company's 2006 Annual Report on Form 10-K (see "Item 1A. Risk Factors") and updated in subsequent quarterly reports on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading provider of specialty consumer financial services and related retail products. Its pawn stores make small loans secured by pledged personal property, retail pawned merchandise, and in many locations, provide cash advances and credit services products. The Company's cash advance locations provide various combinations of short-term cash advance products, check-cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the "buy-here/pay-here" segment of the used-vehicle sales and financing market. In total, the Company owns and operates over 430 stores and buy-here/pay-here dealerships in thirteen U.S. states and nine states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check-cashing and financial services kiosks located inside convenience stores.

First Cash has been recognized for five consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. In addition, First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r).

First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3365

               FIRST CASH FINANCIAL SERVICES, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                            Three Months Ended
                                                 March 31,
                                          ----------------------
                                            2007         2006(1)
                                          --------      --------
                                               (unaudited)
                               (in thousands, except per share amounts)
 Revenues:
  Merchandise sales                       $ 57,234      $ 29,509
  Finance and service charges               31,719        25,106
  Other                                      1,207         1,085
                                          --------      --------
                                            90,160        55,700
                                          --------      --------

 Cost of revenues:
  Cost of goods sold                        30,166        17,516
  Credit loss provision                      9,230           784
  Other                                        108            94
                                          --------      --------
                                            39,504        18,394
                                          --------      --------
 Net revenues                               50,656        37,306
                                          --------      --------
 Expenses and other income:
  Store operating expenses                  24,202        18,119
  Administrative expenses                    7,457         5,706
  Depreciation and amortization              2,452         1,705
  Interest expense                             342            --
  Interest income                              (20)         (221)
                                          --------      --------
                                            34,433        25,309
                                          --------      --------

 Income before income taxes                 16,223        11,997
 Provision for income taxes                  5,944         4,375
                                          --------      --------
 Net income                               $ 10,279      $  7,622
                                          ========      ========

 Net income per share:
  Basic                                   $   0.32      $   0.24
                                          ========      ========
  Diluted                                 $   0.31      $   0.23
                                          ========      ========

 Weighted average shares outstanding:
  Basic                                     32,138        31,846
                                          ========      ========
  Diluted                                   33,597        33,797
                                          ========      ========

 (1) On August 25, 2006, the Company acquired Guaranteed Auto
     Finance, Inc. and SHAC, Inc. (collectively doing business as
     "Auto Master"). Accordingly, the Condensed Consolidated
     Statements of Income do not include the results of Auto Master for the period January 1, 2006 through March 31, 2006.

                FIRST CASH FINANCIAL SERVICES, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       March 31,
                                                ---------------------
                                                  2007        2006(1)
                                                --------     --------
                                                     (unaudited)
                                                (in thousands, except
                                                   per share data)
                   ASSETS
 Cash and cash equivalents                      $ 12,178     $ 56,367
 Finance and service charges receivable            5,103        3,934
 Customer receivables, net of allowances          61,571       31,342
 Inventories                                      30,048       20,701
 Prepaid expenses and other current assets         6,374        4,487
                                                --------     --------
    Total current assets                         115,274      116,831

 Customer receivables with long-term
  maturities, net of allowance                    20,709           --
 Property and equipment, net                      32,821       25,380
 Goodwill and other intangible assets, net        72,518       53,237
 Other                                             1,229        1,090
                                                --------     --------
    Total assets                                $242,551     $196,538
                                                ========     ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes payable               $  2,250     $     --
 Accounts payable                                  2,037        1,211
 Accrued liabilities                              18,554       10,443
                                                --------     --------
    Total current liabilities                     22,841       11,654

 Revolving credit facility                         4,900           --
 Notes payable, net of current portion             6,625           --
 Deferred income taxes payable                     8,218        8,826
                                                --------     --------
    Total liabilities                             42,584       20,480
                                                --------     --------
 Stockholders' equity                            199,967      176,058
                                                --------     --------
    Total liabilities and stockholders' equity  $242,551     $196,538
                                                ========     ========

 (1) On August 25, 2006, the Company acquired Guaranteed Auto
     Finance, Inc. and SHAC, Inc. (collectively doing business as
     "Auto Master"). Accordingly, the Condensed Consolidated Balance
     Sheet as of March 31, 2006 does not include the accounts of Auto
     Master.

              FIRST CASH FINANCIAL SERVICES, INC.

 Revenues, Cost of Revenues and Net Revenues by Product Line

 The following tables detail revenues, cost of revenues and net revenues by product line for the three months ended March 31, 2007 and March 31, 2006
 (unaudited, amounts shown in thousands):

                                              Cash
                                            Advance/  Buy-Here/
                                             Check-   Pay-Here
                                   Pawn     Cashing  Automotive  Total
                                  -------   -------  ---------- -------

 Three Months Ended March 31, 2007
 ---------------------------------
 Revenues:
  Merchandise sales:
   Retail                         $26,194   $    --   $22,372   $48,566
   Wholesale                        8,251        --       417     8,668
  Finance and service charges      13,386    16,959     1,374    31,719
  Other                                12     1,150        45     1,207
                                  -------   -------   -------   -------
                                  $47,843   $18,109   $24,208   $90,160
                                  -------   -------   -------   -------

 Cost of revenues:
  Cost of goods sold:
   Retail                         $14,668   $    --   $ 9,388   $24,056
   Wholesale                        5,490        --       620     6,110
  Credit loss provision                --     2,531     6,699     9,230
  Other                                --       108        --       108
                                  -------   -------   -------   -------
                                  $20,158   $ 2,639   $16,707   $39,504
                                  -------   -------   -------   -------
 Net revenues                     $27,685   $15,470   $ 7,501   $50,656
                                  =======   =======   =======   =======

 Three Months Ended March 31, 2006
 ---------------------------------
 Revenues:
  Merchandise sales:
   Retail                         $22,602   $    --   $    --   $22,602
   Wholesale                        6,907        --        --     6,907
  Finance and service charges      11,066    14,040        --    25,106
  Other                                12     1,073        --     1,085
                                  -------   -------   -------   -------
                                  $40,587   $15,113   $    --   $55,700
                                  -------   -------   -------   -------
 Cost of revenues:
  Cost of goods sold:
   Retail                         $12,807   $    --   $    --   $12,807
   Wholesale                        4,709        --        --     4,709
  Credit loss provision                --       784        --       784
  Other                                --        94        --        94
                                  -------   -------   -------   -------
                                  $17,516   $   878   $    --   $18,394
                                  -------   -------   -------   -------
 Net revenues                     $23,071   $14,235   $    --   $37,306
                                  =======   =======   =======   =======

 Selected Assets by Product Line

 The following table details selected assets by product line as of
 March 31, 2007 and March 31, 2006 (unaudited, amounts shown in thousands):

                                        Cash
                                       Advance/   Buy-Here/
                                        Check-    Pay-Here
                             Pawn      Cashing   Automotive    Total
                           --------   --------   ----------   --------
 March 31, 2007
 --------------
 Customer receivables,
  with current and
  long-term maturities     $ 34,014   $  6,595    $ 53,776    $ 94,385
 CSO loans held by
  independent third-
  party lender(1)                --      9,532          --       9,532
 Allowances for doubtful
  accounts                       --       (626)    (11,906)    (12,532)
                           --------   --------    --------    --------
                           $ 34,014   $ 15,501    $ 41,870    $ 91,385
                           --------   --------    --------    --------
 Inventories               $ 23,675   $     --    $  6,373    $ 30,048
                           ========   ========    ========    ========

 March 31, 2006
 --------------
 Customer receivables,
  with current and
  long-term maturities     $ 26,743   $  4,770    $     --    $ 31,513
 CSO loans held by
  independent third-
  party lender(1)                --      7,623          --       7,623
 Allowances for doubtful
  accounts                       --       (534)         --        (534)
                           --------   --------    --------    --------
                           $ 26,743   $ 11,859    $     --    $ 38,602
                           --------   --------    --------    --------
 Inventories               $ 20,701   $     --    $     --    $ 20,701
                           ========   ========    ========    ========

 (1) CSO loans outstanding are comprised of the principal portion of active
     CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet.

Unaudited Non-GAAP Financial Information - EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (unaudited, amounts in thousands):

                                         Trailing Twelve Months Ended
                                                   March 31,
                                          ---------------------------
                                              2007            2006
                                           ---------       ---------
 Net income                                $  34,401       $  26,936
 Adjustments:
  Interest expense                             1,258              --
  Interest income                               (526)           (454)
  Income taxes                                19,425          15,182
  Depreciation and amortization                8,788           6,217
                                           ---------       ---------
 Earnings before interest, income taxes,
  depreciation and amortization            $  63,346       $  47,881
                                           =========       =========

 EBITDA margin calculated as follows:
  Total revenues                           $ 304,182       $ 216,476
  Earnings before interest, income taxes,
   depreciation and amortization              63,346          47,881
                                           ---------       ---------
  EBITDA as a percent of revenues:                21%             22%
                                           =========       =========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman
            & Chief Executive Officer
          Doug Orr, Executive Vice President
            & Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com